Exhibit 99.1

ADVANCE AUTO PARTS REPORTS FOURTH QUARTER FISCAL 2011
DILUTED EPS INCREASE OF 57.9% TO $0.90 AND RECORD ANNUAL
FREE CASH FLOW OF $507 MILLION

ROANOKE, Va, February 16, 2012 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for its fourth quarter and fiscal year ended December 31, 2011.

Fourth quarter comparable earnings per diluted share (EPS) were $0.90 which was a 57.9% increase over the fourth quarter of fiscal 2010. For fiscal 2011, EPS increased 29.4% to $5.11 on top of a 31.7% increase in EPS during fiscal 2010.

Fourth Quarter Performance Summary

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 31, 2011	January 1, 2011	December 31, 2011	January 1, 2011

Sales (in millions)	$1,327.6	$1,270.1	$6,170.5	$5,925.2

Comp Store Sales %	2.9%	8.9%	2.2%	8.0%

Gross Profit %	49.0%	49.4%	49.7%	50.0%

SG&A %	40.6%	42.8%	39.0%	40.1%

Operating Income %	8.4%	6.6%	10.8%	9.9%

Diluted EPS	$0.90	$0.57	$5.11	$3.95

Avg Diluted Shares (in thousands)	73,807	84,494	77,071	87,155

“I would like to thank our 52,000 Team Members for their hard work and congratulate them on their outstanding performance in the fourth quarter and for the 2011 fiscal year. Our team's conviction and commitment helped build momentum throughout the year, which resulted in a very strong finish to another great year,” said Darren R. Jackson, President and Chief Executive Officer.  “Once again, our team reached many record strategic and financial milestones in 2011 including sales of over $6 billion, continued improvement in customer satisfaction, and record profitability, free cash flow and returns on invested capital.  Based on our Team's focus on execution combined with strong industry fundamentals, we expect 2012 will be another successful year.”

Fourth Quarter and Fiscal 2011 Highlights

Total sales for the fourth quarter increased 4.5% to $1.33 billion, compared with total sales of $1.27 billion during the fourth quarter of fiscal 2010. The 4.5% sales increase reflects the net addition of 99 new stores during the past 12 months and a comparable store sales gain of 2.9% compared to an 8.9% comparable store sales gain during the fourth quarter of fiscal 2010. Fiscal 2011 comparable store sales increased 2.2% on top of an 8.0% increase in fiscal 2010.

The Company's gross profit rate was 49.0% of sales during the fourth quarter as compared to 49.4% during the fourth quarter of fiscal 2010. The 39 basis-point decline in the gross profit rate was driven by increased supply chain expenses due to investments in hub stores and increased shrink expense. For fiscal 2011, the Company's gross profit rate was 49.7%, or a 24 basis-point decline from fiscal 2010.

The Company's SG&A rate was 40.6% of sales during the fourth quarter as compared to 42.8% during the same period in fiscal 2010. This 221 basis-point decrease was driven by productivity improvements from the Company's variable customer-driven labor model which includes the anniversary of investment rollout expenses, reduced incentive compensation as a result of the Company's lower comparable sales growth versus the fourth quarter of 2010, occupancy cost leverage and a significant decrease in overall administrative costs. The expense reductions were partially offset by continued strategic investments in support of the Company's Service Leadership and Superior Availability strategies. For fiscal 2011, the Company's SG&A rate decreased 114 basis points to 39.0% versus 40.1% in fiscal 2010.

The Company's operating income increased 33.3% during the fourth quarter to $111.9 million as compared to the fourth quarter of fiscal 2010. The Company's operating income rate increased 182 basis points to 8.4% of sales. For the year, the Company's operating income rate increased 90 basis points to 10.8% as compared to fiscal 2010.

During fiscal 2011, the Company generated $828.8 million in operating cash flow and a record $507.2 million of free cash flow. Free cash flow was driven by a significant decrease in inventory, net of payables, and strong growth in net income, partially offset by an increase in capital expenditures. Capital expenditures were $268.1 million for fiscal 2011 as compared to $199.6 million in fiscal 2010.

“As a direct result of our Team's ability to respond, adapt and provide outstanding service, our operating income rate increased to a record 10.8% of sales in fiscal 2011 and our diluted EPS increased 29.4% on top of a 31.7% EPS increase in 2010,” said Mike Norona, Executive Vice President and Chief Financial Officer.

Comparable Key Financial Metrics and Statistics (1)

	Twelve Weeks Ended		Fifty-Two Weeks Ended
	December 31, 2011	January 1, 2011	FY 2011	FY 2010	FY 2009

Sales Growth %	4.5%	11.1%	4.1%	9.5%	7.1%

Sales per Store	$1,708	$1,697	$1,708	$1,697	$1,595

Operating Income per Store	$184	$168	$184	$168	$142

Return on Invested Capital	19.5%	17.5%	19.5%	17.5%	15.1%

Gross Margin Return on Inventory	$6.60	$5.05	$6.60	$5.05	$3.98

Total Store Square Footage, end of period	26,663	25,950	26,663	25,950	24,973

Total Team Members, end of period	52,002	51,017	52,002	51,017	48,771

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics have been reported on a comparable basis to exclude the impact of store divestiture expenses in fiscal 2009. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted. Refer to the presentation of the financial metrics on a GAAP basis, definitions of the financial metrics and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial statements in this press release.

Store Information

During the fourth quarter, the Company opened 19 stores, closed one Advance store and one Autopart International store. For fiscal 2011, the Company opened 104 stores, including 9 Autopart International stores, and closed 4 Advance stores and one Autopart International store. As of December 31, 2011, the Company's total store count was 3,662 including 202 Autopart International stores.

Share Repurchases

During fiscal 2011, the Company repurchased 9.9 million shares of its common stock at an aggregate cost of $609.7 million, or an average price of $61.51 per share. At the end of the fourth quarter, the Company had $200.0 million remaining under the $300.0 million share repurchase authorization approved by the Board of Directors in August 2011.

2012 Annual Financial Outlook

The Company has provided the following annual financial outlook and certain key assumptions for fiscal 2012.

Fiscal 2012 Annual Financial Outlook Key Assumptions

New Stores	120 - 140 (110 - 120 Advance Auto Parts stores, 10 - 20 Autopart International stores)
Comparable Store Sales	Low to mid-single digits
EPS	$5.55 - $5.75
Capital Expenditures	$275 million - $300 million
Diluted Share Count	Approximately 74 million shares
Free Cash Flow	Minimum of $400 million

In fiscal 2012, the Company anticipates low to mid-single digit increase in comparable store sales driven by continued strong Commercial sales growth. The Company expects a modest increase in gross profit rate. The Company expects its rate of growth in SG&A dollars per store to increase low-single digits. The Company estimates an EPS range of approximately $5.55 to $5.75 for fiscal 2012, which assumes an average diluted share count of approximately 74 million shares.

“We believe 2012 will be another strong year based on the solid industry fundamentals, previous strategic and capability investments coupled with improving service levels. As a result, our Company is positioned to grow our comp store sales, expand our operating income rate and generate double-digit EPS growth for our fifth consecutive year,” said Mike Norona, Executive Vice President and Chief Financial Officer. “Our pursuit of increased growth and profitability requires a relentless focus on service, operational excellence and continued investments in the areas of Service Leadership and Superior Availability as we progress towards our goal of a 12% operating income.”
Dividend

On February 13, 2012, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on April 6, 2012 to stockholders of record as March 23, 2012.

Investor Conference Call

The Company will host a conference call on Thursday, February 16, 2012 at 10:00 a.m. Eastern Standard Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until February 16, 2013.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of December

31, 2011, the Company operated 3,662 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts and accessories can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2012. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, acts of terrorism, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended January 1, 2011 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2011	January 1, 2011

Assets

Current assets:
Cash and cash equivalents	$57,901	$59,209
Receivables, net	140,007	124,227
Inventories, net	2,043,158	1,863,870
Other current assets	52,754	76,965
Total current assets	2,293,820	2,124,271

Property and equipment, net	1,223,099	1,143,170
Assets held for sale	615	1,472
Goodwill	76,389	34,387
Intangible assets, net	31,380	25,360
Other assets, net	30,451	25,557
	$3,655,754	$3,354,217

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$848	$973
Financed vendor accounts payable	—	31,648
Accounts payable	1,653,183	1,292,113
Accrued expenses (a)	385,746	404,086
Other current liabilities (a)	148,098	119,229
Total current liabilities	2,187,875	1,848,049

Long-term debt	415,136	300,851
Other long-term liabilities (a)	204,829	165,943
Total stockholders' equity	847,914	1,039,374
	$3,655,754	$3,354,217

(a)
Effective January 1, 2011, the Company reclassified $50.3 million of its self-insurance liability from Accrued expenses to Other long-term liabilities because the timing of future payments had become predictable based on historical patterns. Due to the maturity of the program, the Company can now rely upon these historical patterns in determining the current portion of these liabilities. This reclassification was partially offset by the related income tax impact.

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
December 31, 2011 and January 1, 2011
(in thousands, except per share data)
(unaudited)

	December 31, 2011	January 1, 2011

Net sales	$1,327,572	$1,270,130
Cost of sales, including purchasing and warehousing costs	676,834	642,645
Gross profit	650,738	627,485
Selling, general and administrative expenses	538,820	543,548
Operating income	111,918	83,937
Other, net:
Interest expense	(5,073)	(6,727)
Other income, net	314	454
Total other, net	(4,759)	(6,273)
Income before provision for income taxes	107,159	77,664
Provision for income taxes	40,720	29,551
Net income	$66,439	$48,113

Basic earnings per share (a)	$0.92	$0.58
Diluted earnings per share (a)	$0.90	$0.57

Average common shares outstanding (a)	72,394	82,983
Average common shares outstanding - assuming dilution (a)	73,807	84,494

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At December 31, 2011 and January 1, 2011, we had 72,799 and 81,956 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Fifty-Two Week Periods Ended
December 31, 2011 and January 1, 2011
(in thousands, except per share data)
(unaudited)

	December 31, 2011	January 1, 2011

Net sales	$6,170,462	$5,925,203
Cost of sales, including purchasing and warehousing costs	3,101,172	2,963,888
Gross profit	3,069,290	2,961,315
Selling, general and administrative expenses	2,404,648	2,376,382
Operating income	664,642	584,933
Other, net:
Interest expense	(30,949)	(26,861)
Other expense, net	(457)	(1,017)
Total other, net	(31,406)	(27,878)
Income before provision for income taxes	633,236	557,055
Provision for income taxes	238,554	211,002
Net income	$394,682	$346,053

Basic earnings per share (a)	$5.21	$4.00
Diluted earnings per share (a)	$5.11	$3.95

Average common shares outstanding (a)	75,620	86,082
Average common shares outstanding - assuming dilution (a)	77,071	87,155

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At December 31, 2011 and January 1, 2011, we had 72,799 and 81,956 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Fifty-Two Week Periods Ended
December 31, 2011 and January 1, 2011
(in thousands)
(unaudited)

	December 31, 2011	January 1, 2011

Cash flows from operating activities:
Net income	$394,682	$346,053
Depreciation and amortization	175,949	164,437
Share-based compensation	19,553	22,311
Provision for deferred income taxes	53,037	40,503
Excess tax benefit from share-based compensation	(9,663)	(7,260)
Other non-cash adjustments to net income	6,326	7,640
(Increase) decrease in:
Receivables, net	(15,372)	(31,667)
Inventories, net	(179,288)	(232,003)
Other assets	23,073	(13,105)
Increase (decrease) in:
Accounts payable	360,678	325,839
Accrued expenses	(15,901)	38,715
Other liabilities	15,775	4,696
Net cash provided by operating activities	828,849	666,159

Cash flows from investing activities:
Purchases of property and equipment	(268,129)	(199,585)
Business acquisitions, net of cash acquired	(23,133)	—
Proceeds from sales of property and equipment	1,288	235
Net cash used in investing activities	(289,974)	(199,350)

Cash flows from financing activities:
Increase in bank overdrafts	6,625	28
Decrease in financed vendor accounts payable	(31,648)	(444)
Net borrowings (payments) on credit facilities	115,000	—
Issuance of senior unsecured notes	—	298,761
Early extinguishment of debt	—	(200,000)
Payment of debt related costs	(3,656)	(4,572)
Dividends paid	(18,554)	(21,051)
Proceeds from the issuance of common stock, primarily exercise of stock options	14,474	36,113
Excess tax benefit from share-based compensation	9,663	7,260
Repurchase of common stock	(631,149)	(622,442)
Other	(938)	(1,271)
Net cash used in financing activities	(540,183)	(507,618)

Net decrease in cash and cash equivalents	(1,308)	(40,809)
Cash and cash equivalents, beginning of period	59,209	100,018
Cash and cash equivalents, end of period	$57,901	$59,209

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Fifty-Two Week Periods Ended
December 31, 2011 and January 1, 2011
(in thousands, except per share data)
(unaudited)

Reconciliation of Free Cash Flow:
	December 31, 2011	January 1, 2011

Cash flows from operating activities	$828,849	$666,159
Cash flows used in investing activities	(289,974)	(199,350)
	538,875	466,809

Decrease in financed vendor accounts payable	(31,648)	(444)

Free cash flow	$507,227	$466,365

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Key Financial Metrics and Statistics(1):
	Twelve Weeks Ended
	December 31, 2011	January 1, 2011	FY 2011	FY 2010	FY 2009

Sales Growth %	4.5%	11.1%	4.1%	9.5%	5.3%
Sales per Store (2)(3)	$1,708	$1,697	$1,708	$1,697	$1,595
Operating Income per Store (2)(4)	$184	$168	$184	$168	$134
Return on Invested Capital (2)(5)	19.5%	17.5%	19.5%	17.5%	14.6%
Gross Margin Return on Inventory (2)(6)	$6.60	$5.05	$6.60	$5.05	$3.98
Total Store Square Footage, end of period	26,663	25,950	26,663	25,950	24,973
Total Team Members, end of period	52,002	51,017	52,002	51,017	48,771

(1)
In thousands except for gross margin return on inventory and total Team Members. These financial metrics have been reported on a GAAP basis which include the impact of store divestiture expenses in fiscal 2009. These financial metrics should be read in conjunction with our financial metrics presented on a comparable basis earlier in this press release. Refer to the “Selected Consolidated Data” on page 18 of our 2010 Form 10-K for further explanation of these items.

(2)	The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed.

(3)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(4)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(5)	Return on invested capital (ROIC) is calculated in detail in these supplemental financial schedules.

(6)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	December 31, 2011	January 1, 2011

Net income	$394,682	$346,053
Add:
After-tax interest expense and other, net	19,575	17,318
After-tax rent expense	194,755	187,407
After-Tax Operating Earnings	609,012	550,778

Average assets (less cash)	3,446,432	3,133,977
Less: Average liabilities (excluding total debt)	(2,202,439)	(1,799,674)
Add: Capitalized lease obligation (rent expense * 6) (a)	1,874,814	1,810,056
Total Invested Capital	3,118,807	3,144,359

ROIC	19.5%	17.5%

Rent expense	$312,469	$301,676
Interest expense and other, net	$31,406	$27,877

(a)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.